EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES SECOND QUARTER 18% CORE PC POSTAGE REVENUE GROWTH AND NON-GAAP EARNINGS PER SHARE OF $0.40

LOS ANGELES – July 25, 2012 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced record results for the second quarter ended June 30, 2012.

Highlights for the second quarter:

•	Total revenue (including core PC Postage revenue and non-core revenue from PhotoStamps and the enhanced promotion channel) was $28.2 million.

•	Core PC Postage revenue (including small business, enterprise and high volume shipping customer segments) was $26.2 million, up 18% from the second quarter of 2011.

•	GAAP net income was $5.9 million or $0.34 per fully diluted share, including $1.0 million in stock-based compensation expense.

•	Excluding the stock-based compensation expense, non-GAAP income from operations was $6.8 million, non-GAAP net income was $6.9 million and non-GAAP net income per fully diluted share was $0.40.

•
During the second quarter last year, the Company first applied breakage accounting to its PhotoStamps boxes sold through retail channels, and this added to that quarter $2.2 million to PhotoStamps revenue, $1.7 million to non-GAAP net income, and $0.12 to non-GAAP net income per fully diluted share. In this release, we have provided growth rates excluding the initial recognition of PhotoStamps breakage in the second quarter of 2011 as we believe that it provides a more meaningful comparison for second quarter 2012 year-over-year performance. See below for reconciliation between GAAP and non-GAAP amounts for fiscal 2012 and fiscal 2011.

•
Excluding the initial recognition of PhotoStamps retail box breakage in 2011, total revenue in the second quarter of 2012 was up 15% year-over-year, non-GAAP net income was up 45% year-over-year and non-GAAP net income per fully diluted share was up 21% year-over-year.

"The second quarter of 2012 continued to reflect our strong business momentum,” said Ken McBride, Stamps.com Chairman and CEO. “Despite a very tough comparison to last year’s strong second quarter performance, we grew our core PC Postage revenue by 18%, non-GAAP net income by 45%, and non-GAAP earnings per share by 21%.  In addition, we hit our highest level of total paid customers ever, we grew our enterprise paid customers at the highest rate in five years, and we continued to see very strong growth in our high volume shipping area as well.”

Second Quarter 2012 Detailed Results

Core PC Postage revenue (including small business, enterprise and high volume shipping customer segments) was $26.2 million, up 18% from the second quarter of 2011.  Second quarter PC Postage gross margin was 79.0%.  Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners) was $0.7 million, down 9% versus the second quarter of 2011. PhotoStamps revenue was $1.3 million, and, excluding the initial recognition of PhotoStamps retail box breakage in the second quarter of 2011, PhotoStamps revenue was down 7% year-over-year as the Company continues to reduce its investment in marketing of PhotoStamps.  PhotoStamps gross margin was 24.9%.  Total gross margin was 76.5%.

As previously announced, the Company is currently completing a renovation project on its new corporate headquarters.  The project utilized $6.1 million in cash during the second quarter which was funded with cash flow from operations and existing cash and investments. As a result the Company's cash and investments decreased by $1.2 million from $67.3 million at the end of the first quarter of 2012 to $66.1 million at the end of the second quarter of 2012. The Company expects to complete its new corporate headquarters early in the third quarter of 2012.

Second quarter GAAP net income was $5.9 million. On a per share basis, total second quarter 2012 GAAP net income was $0.34 based on 17.2 million fully diluted shares outstanding. Second quarter 2012 GAAP net income was reduced by $1.0 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

Second Quarter Fiscal 2012
All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Comp. Exp.	GAAP Amounts

Cost of Sales	6.57	0.07	6.64
Research & Development	2.39	0.17	2.56
Sales & Marketing	9.58	0.20	9.77
General & Administrative	2.90	0.54	3.43

Total Expenses	21.43	0.97	22.40

Gross Margin	76.7%	(0.2%)	76.5%

Income (Loss) from Operations	6.79	(0.97)	5.82
Interest and Other Income	0.16	-	0.16

Pre-Tax Income (Loss)	6.96	(0.97)	5.99

Provision for Income Taxes	(0.06)	-	(0.06)

Net Income	$6.89	$(0.97)	$5.92

On a diluted per share basis	$0.40	$(0.06)	$0.34

Shares used in per share calculation	17.20	17.20	17.20

Excluding the stock-based compensation expense, second quarter 2012 non-GAAP net income was $6.9 million or $0.40 per share based on 17.2 million fully diluted shares outstanding. This compares to second quarter 2011 non-GAAP net income, excluding the initial recognition of PhotoStamps retail box breakage, of $4.8 million or $0.33 per share based on fully diluted shares outstanding of 14.5 million. Thus, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 45% and 21% year-over-year, respectively.

Share Repurchase

On July 19, 2012, the Board of Directors approved a new share repurchase plan effective upon the expiration of the current plan on August 18, 2012, authorizing the Company to repurchase up to 1.0 million shares of Stamps.com stock during the subsequent six months. The Company did not repurchase any shares during the second quarter of 2012.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Business Outlook

Stamps.com currently expects fiscal 2012 total revenue to be in a range of $107.5 to $117.5 million. GAAP net income per share for 2012 is expected to be in a range of $1.80 to $2.00 including approximately $4 million of stock-based compensation expense and an $11.9 million non-cash tax benefit. Excluding the stock-based compensation expense and non-cash tax benefit, fiscal 2012 non-GAAP net income per fully diluted share is expected to be in a range of $1.35 to $1.55. Diluted shares for 2012 are projected to be in a range of 17.2 to 17.5 million compared to 15.2 million diluted shares in 2011. As a result, we expect that the year-over-year growth for 2012 non-GAAP net income will be approximately 15 to 20 percentage points higher than the year-over-year growth for 2012 non-GAAP diluted earnings per share.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past six fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $225 million in Federal NOLs and $120 million in State NOLs. The Company estimates its ownership shift was approximately 17% as of June 30, 2012, well below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Fiscal 2011 Non-GAAP Measures Excluding PhotoStamps Breakage

During the second quarter last year, the Company first applied breakage accounting to its PhotoStamps boxes sold through retail channels, and this added to that quarter $2.2 million to PhotoStamps revenue, $1.7 million to non-GAAP income from operations, $1.7 million to non-GAAP net income, and $0.12 to non-GAAP net income per fully diluted share.  Excluding the initial recognition of PhotoStamps retail box breakage in the second quarter of 2011, fiscal year 2011 results would have been total revenue of $99.4 million and non-GAAP diluted earnings per share of $1.29.  Throughout this release, we have provided growth rates for fiscal 2012 excluding the initial recognition of PhotoStamps breakage in the second quarter of 2011 as we believe that it provides a more meaningful comparison for second quarter 2012 year-over-year performance.  Non-GAAP to GAAP amounts for the second quarter of 2011 are reconciled in the following table:

Second Quarter Fiscal 2011
All amounts in millions except per share or margin data:	Non-GAAP Amounts	Stock-Based Comp. Exp.	Photostamps Breakage	GAAP Amounts

Revenues	$24.47	$-	$2.16	$26.63

Cost of Sales	6.18	0.05	0.45	6.68
Research & Development	2.18	0.15		2.33
Sales & Marketing	8.31	0.17		8.48
General & Administrative	3.08	0.43		3.51
Total Expenses	19.75	0.80	0.45	21.00

Gross Margin	74.7%	(0.2%)	0.4%	74.9%

Income (Loss) from Operations	4.72	(0.80)	1.71	5.63
Interest and Other Income	0.15	-	-	0.15
Pre-Tax Income (Loss)	4.87	(0.80)	1.71	5.78

Provision for Income Taxes	(0.10)	-	-	(0.10)

Net Income	$4.77	$(0.80)	$1.71	$5.68

On a diluted per share basis	$0.33	$(0.06)	$0.12	$0.39

Shares used in per share calculation	14.45	14.45	14.45	14.45

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude such items as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, initial adoption of breakage accounting in fiscal 2011, and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

 CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011
Revenues:
Service	$21,781	$18,929	$43,168	$36,166
Product	3,452	3,209	7,381	6,574
Insurance	1,702	941	3,364	1,774
PhotoStamps	1,289	3,548	2,601	4,929
Other	3	3	6	4
Total revenues	28,227	26,630	56,520	49,447
Cost of revenues:
Service	3,829	3,617	8,068	7,197
Product	1,278	1,148	2,738	2,440
Insurance	562	358	1,097	620
PhotoStamps	969	1,562	1,998	2,652
Total cost of revenues	6,638	6,685	13,901	12,909
Gross profit	21,589	19,945	42,619	36,538
Operating expenses:
Sales and marketing	9,775	8,480	19,882	16,756
Research and development	2,555	2,332	5,212	4,605
General and administrative	3,435	3,506	7,280	6,966
Total operating expenses	15,765	14,318	32,374	28,327
Income from operations	5,824	5,627	10,245	8,211

Interest and other income, net	163	145	287	301
Income before income taxes	5,987	5,772	10,532	8,512
Income tax expense (benefit)	64	95	(11,751)	160
Net income	$5,923	$5,677	$22,283	$8,352
Net income per share:
Basic	$0.36	$0.40	$1.36	$0.58
Diluted	$0.34	$0.39	$1.30	$0.57
Weighted average shares outstanding:
Basic	16,468	14,321	16,359	14,402
Diluted	17,196	14,450	17,184	14,532

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2012	December 31,2011

ASSETS
Cash and investments	$66,129	$69,363
Accounts receivable	10,205	10,466
Other current assets	4,498	5,476
Property and equipment, net	22,917	2,165
Intangible assets, net	1,406	837
Deferred tax	28,040	16,125
Other assets	3,496	3,548
Total assets	$136,691	$107,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,247	$12,075
Deferred revenue	1,751	1,898
Total liabilities	12,998	13,973

Stockholders' equity:
Common stock	49	49
Additional paid-in capital	644,912	637,483
Treasury Stock	(123,472)	(123,472)
Accumulated deficit	(398,055)	(420,338)
Unrealized gain on investments	259	285
Total stockholders' equity	123,693	94,007
Total liabilities and stockholders' equity	$136,691	$107,980